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                                                                     EXHIBIT 8.1

                        [LETTERHEAD OF PATTON BOGGS LLP]




October 1, 2003





R&G Financial Corporation
280 Jesus T. Pinero Avenue
San Juan, Puerto Rico 00918

R&G Capital Trust III
280 Jesus T. Pinero Avenue
San Juan, Puerto Rico 00918



Ladies and Gentlemen:


This opinion is being provided to you in our capacity as special tax counsel to R&G Financial Corporation, a Puerto Rico chartered financial holding company ("R&G Financial"), and to R&G Capital Trust III, a Delaware statutory business trust (the "Trust") relating to, among other things, the issuance by the Trust of 4,000,000 [ %] Fixed Rate Cumulative Monthly Income Trust Preferred Securities, liquidation amount $25 per security (the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust pursuant to the Amended and Restated Declaration of Trust, dated the date hereof (the "Amended Declaration"), among R&G Financial as the sponsor, Wilmington Trust Company, as Property and Delaware Trustee and an Administrative Trustee.

Concurrently with the Trust's issuance of the Preferred Securities, R&G Financial will purchase all of the Trust's common securities (the "Common Securities"), representing 3% of the Trust's total assets. The Trust will use the proceeds from sale of the Common and Preferred Securities to purchase from R&G Financial an aggregate principal amount of $103,092,800 [ %] Fixed Rate junior subordinated debentures of R&G Financial due in 2033 (the "Junior Subordinated Debentures").

In connection with our opinion, we have examined executed copies of (i) the Declaration of Trust of the Trust dated July 22, 2003, (ii) the Amended Declaration, (iii) the Indenture relating to the issuance of the Junior Subordinated Debentures dated the date hereof (the "Indenture") among R&G Financial and the Wilmington Trust Company as the Indenture Trustee, (iv) a specimen of the Preferred Securities, (v) a specimen of the Common Securities and (vi) a specimen of the Junior Subordinated Debentures (together, the "Operative Documents"). In addition, we have made such


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investigations of law and fact as we have deemed appropriate as a basis for the opinion expressed below.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed the due execution and delivery, pursuant to due authorization, of all the documents presented to us for our review, and that each such document is enforceable against each of the parties to such document in accordance with the terms of such document. In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions set forth below, we have made certain assumptions as outlined below. Any changes in these assumptions could cause us to modify our opinion. We have assumed the following:

         1. R&G Financial will adhere to and comply with all the terms of the Indenture and the Amended Declaration.

         2. The Indenture will not be amended or modified to allow the Trust's initial investment in the Junior Subordinated Debentures to be replaced or otherwise varied during the Trust's existence.

         3. The Common Securities will be held exclusively by R&G Financial either directly or through an affiliate and not otherwise transferred or offered for sale.

Based upon the foregoing facts and assumptions, we are of the opinion that:

         1. The Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of R&G Financial.

         2. The Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

Our opinion is based on the U.S. Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. An opinion of tax counsel is not binding upon the IRS or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the transactions described herein and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that the opinions expressed herein will not be challenged by the IRS or, if challenged, that such a challenge would be unsuccessful.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion will not be updated for subsequent changes or modifications to applicable laws and regulations or to the judicial and


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administrative interpretations thereof.



Very truly yours,

/s/ PATTON BOGGS LLP
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PATTON BOGGS LLP